Exhibit 5(b)

                            THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW
SAN FRANCISCO                 40 WEST 57TH STREET
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SILICON VALLEY                www. thelenreid.com
MORRISTOWN, N.J.


                                          June 27, 2002


ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802-2093

Ladies and Gentlemen:

            Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by ALLETE, Inc. (the "Company"), on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,000,000 shares of the Company's common stock, without par value ("Common Stock"), and the Preferred Share Purchase Rights attached thereto ("Rights") (the Common Stock and the Rights herein collectively referred to as the "Shares"), in connection with the ALLETE Executive Long-Term Incentive Compensation Plan ("Plan").

          In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

          Based upon the foregoing, we are of the opinion that:

          1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

          2. All action necessary to make the authorized but unissued Common Stock validly issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

               a. The Minnesota Public Utilities Commission shall have issued an order or orders authorizing the issuance and delivery of the Shares;

               b. At a meeting or meetings of the Company's Board of Directors (or the Executive Committee of the Board of Directors) favorable action shall have been taken to approve and authorize the issuance and sale of the Shares and any other action necessary to the consummation of the proposed issuance and delivery of the Shares;

               c. The Shares shall have been issued and delivered for the consideration contemplated in the Registration Statement; and


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June 27, 2002
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               d.   The Rights shall have been issued in accordance with the
                    terms of the Rights Agreement, dated as of July 24, 1996 ("Rights Agreement"), between the Company and the Corporate Secretary of the Company, as Rights Agent.

          The opinion set forth in paragraph 2(d) above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Minnesota. In this connection, we have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters of Minnesota law, we have relied with your consent upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving the foregoing consents, we do not hereby admit that we belong to the class of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ Thelen Reid & Priest LLP

                                          THELEN REID & PRIEST LLP